MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”), effective March 27, 2025, is by and between Columbia Management Investment Advisers, LLC (the “Investment Manager”), a Minnesota limited liability company, and Columbia Credit Income Opportunities Subsidiary Fund, LLC (the “Subsidiary”), a Delaware limited liability company and a wholly-owned subsidiary of Columbia Credit Income Opportunities Fund (the “Parent Fund”), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

1.  Services.

(a)  The Subsidiary hereby retains the Investment Manager, and the Investment Manager hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, subject to the oversight of the Subsidiary Board of Managers of the Subsidiary (the “Subsidiary Board”), any committees thereof and/or authorized officer(s) of the Subsidiary, to furnish the Subsidiary continuously with investment advice; to determine, consistent with the Subsidiary’s Limited Liability Company Agreement and the Subsidiary’s investment objectives, strategies and policies as from time to time set forth in the Parent Fund’s then-current prospectus or statement of additional information, or as otherwise established by the Subsidiary Board, which investments, in the Investment Manager’s discretion, shall be purchased, held or sold, and to execute or cause the execution of purchase or sell orders; to recommend changes to investment objectives, strategies and policies to the Subsidiary Board, as the Investment Manager deems appropriate; to perform investment research and prepare and make available to the Subsidiary research and statistical data in connection therewith; and to furnish all other services of whatever nature that the Investment Manager from time to time reasonably determines to be necessary or useful in connection with the investment management of the Subsidiary as provided under this Agreement; to provide all of the administrative services and facilities that are necessary for or appropriate to the business and effective operation of the Subsidiary as of the date hereof that are not as of the date hereof (1) provided by employees or other agents engaged by the Subsidiary or the Subsidiary Board or (2) required to be provided by any person pursuant to any other agreement or arrangement with the Subsidiary, including the following (unless otherwise directed by the Subsidiary Board or a committee thereof):

(i)  Providing office space, equipment, office supplies and clerical personnel;

(ii)  Overseeing and assisting in the preparation of all general or routine shareholder communications;

(iii) Calculating and arranging for notice and payment of dividend, income, and capital gains distributions to shareholders of the Subsidiary;

(iv)  Accumulating information for, preparing and filing (or overseeing and assisting such persons that the Subsidiary or the Parent Fund has retained to prepare and file) the Parent Fund’s shareholder reports and other required regulatory reports and communications, including, but not limited to, reports on Form N-CSR, Form N-PX, Form N-PORT, Form N-CEN, annual and semi-annual reports to shareholders, proxy materials, and notices pursuant to Rule 24f-2 and Rule 23c-3 under the 1940 Act for the Parent Fund or, to the extent the information relates to the Subsidiary or its Portfolio, the Subsidiary;

(v)  Preparing and filing of any required tax reports and returns, including the Subsidiary’s foreign, federal, state, local and excise tax returns, and issuing all tax-related information to shareholders;

(vi)  Monitoring and testing the Subsidiary’s compliance with applicable tax laws and regulations;

(vii) Executing the pricing process, including calculating the Subsidiary’s net asset value(s), and monitoring the reliability of the valuation information received from the independent third-party pricing services and brokers;

(viii)  Coordinating and supervising relations with, and monitoring the performance of, any custodians, depositories, transfer and pricing agents, accountants, underwriters, brokers and dealers, insurers, printers, Fund auditors, and other persons serving the Subsidiary, to the extent deemed necessary or desirable by the Subsidiary Board, and reporting to the Subsidiary Board on the same;

(ix)  Preparing, maintaining and filing any filings required by state, federal, and local laws and regulations;

(x)  If applicable, determining jurisdictions in which shares of the Subsidiary shall be qualified for sale and qualifying and maintaining qualification in the jurisdictions in which shares of the Subsidiary are offered for sale;

(xi)  Preparing reports, information, surveys, or statistical or other analyses for third parties as deemed necessary or desirable by the Subsidiary;

(xii) Arranging, if desired by the Subsidiary, for Board members, officers, and employees of the Investment Manager to serve as Board members, officers, or agents of the Subsidiary;

(xiii)  Coordinating, preparing and distributing materials for Board and committee meetings, including reports, evaluations, information, surveys, statistical analyses or other materials on corporate and legal issues relevant to the Subsidiary’s business as the Subsidiary Board may request from time to time;

(xiv)  Providing fund accounting and internal audit services;

(xv)  Calculating and providing to the Parent Fund the Subsidiary’s daily net asset value quotations, pricing, performance and yield information, periodic earnings reports, and other financial data, consistent with federal securities laws and the Parent Fund’s current registration statement;

(xvi) Preparing and furnishing to the Subsidiary or the Parent Fund such broker security transaction summaries and security transaction listings as may reasonably be requested and reporting such information to external databases;

(xvii)  Assisting the Parent Fund with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act;

(xviii) Providing compliance services, as directed by the Parent Fund’s Chief Compliance Officer, which include monitoring the Subsidiary’s compliance with its policies and procedures and with applicable laws, and the rules and regulations thereunder;

(xix) Monitoring the Subsidiary’s compliance with its investment policies, objectives, and restrictions as set forth in the Subsidiary’s Limited Liability Company Agreement and the Parent Fund’s currently effective prospectus and statement of additional information;

(xx)  Monitoring legal, tax, regulatory, and industry developments relevant to the Subsidiary and assisting in the strategic response to such developments;

(xxi)   [Intentionally left blank];

(xxii)  Providing internal legal support of services provided by the Investment Manager under this Agreement;

(xxiii) Preparing and filing, or assisting with the preparation and filing, of claims in connection with class actions involving portfolio securities, handling administrative matters in connection with such litigations or settlements, and, if requested by the Subsidiary Board, reporting to the Subsidiary Board regarding such matters;

(xxiv) Monitoring, budgeting, approving and arranging for payment of Fund expenses;

(xxv)  Monitoring Board compliance with personal trading guidelines;

(xxvi) Upon request from the Subsidiary Board, obtaining and maintaining the Subsidiary’s insurance coverage and administering claims thereunder, and filing any related notices;

(xxvii) Preparing such financial information and reports as may be required by any banks from which the Subsidiary or the Parent Fund borrows;

(xxviii)Maintaining the Subsidiary’s books and records in accordance with all applicable laws and regulations, provided that all such items maintained by it shall be the property of the Subsidiary, and that the Investment Manager shall surrender promptly to the Subsidiary or the Parent Fund any such items it maintains upon request, provided that the Investment Manager shall be permitted to retain a copy of all such items;

(xxix)  Administering operating policies of the Subsidiary and recommending to the officers and the Subsidiary Board such modifications to such policies as the Investment Manager determines necessary or appropriate to facilitate the protection of shareholders or market competitiveness of the Subsidiary and to comply with new legal or regulatory requirements;

(xxx)  Assisting the Subsidiary and the Parent Fund in regulatory examinations, inspections or investigations of the Subsidiary;

(xxxi)  [Intentionally left blank];

(xxxii) [Intentionally left blank];

(xxxiii) Receiving and notifying the Subsidiary of inquiries and complaints from regulators, media and the public;

(xxxiv)Upon request of the Subsidiary Board, implementing and maintaining, together with affiliated companies, including the Parent Fund, a business continuation and disaster recovery program for the Subsidiary;

(xxxv) Arranging for all meetings of the Subsidiary Board and shareholders;

(xxxvi)Maintaining and retaining all charter documents and coordinating the filing of any documents required to maintain the Subsidiary’s organizational status under applicable law; and

(xxxvii)   Supervising the drafting, negotiation and maintenance of any Fund agreements.

The services provided hereunder are collectively referred to herein as the “Services.”

(b)  The Investment Manager agrees: (i) to maintain an adequate organization of competent persons to provide the Services and to perform the functions herein mentioned (to the extent that such services and functions have not been delegated to a subadviser or other party); and (ii) to maintain adequate oversight over any subadvisers hired to provide services and to perform the functions herein mentioned. The Investment Manager agrees to meet with any persons at such times as the Subsidiary Board or the Board of Trustees of the Parent Fund deems appropriate for the purpose of reviewing the Investment Manager’s performance under this Agreement and will prepare and furnish to the Subsidiary Board such reports, statistical data and other information relating to the investment management of, and the provision of administrative Services and facilities to, the Subsidiary in such form and at such intervals as the Subsidiary Board may reasonably request.

(c)  The Subsidiary agrees that the Investment Manager may, at its own expense, subcontract for the Services (including with affiliates of the Investment Manager) or make use of its affiliated companies and their board members, trustees, officers and employees, with the understanding that the quality and scope of Services required to be provided under this Agreement shall not be diminished thereby, and also with the understanding that the Investment Manager shall obtain such approval from the Subsidiary Board and/or the Subsidiary’s shareholders as is required by applicable law, rules and regulations promulgated thereunder, terms of this Agreement, resolutions of the Subsidiary Board and commitments of the Investment Manager. The Investment Manager agrees that, in the event it subcontracts with another party for some or all of the advisory Services with respect to the Subsidiary, the Investment Manager will retain overall supervisory responsibility for the general management and investment of the Subsidiary and, subject to review and approval by the Subsidiary Board, will set the Subsidiary’s overall investment strategies (consistent with the Parent Fund’s then-current prospectus and statement of additional information); evaluate, select and recommend one or more subadvisers to manage all or a portion of the Subsidiary’s assets; when appropriate, allocate and reallocate the Subsidiary’s assets among multiple subadvisers; monitor and evaluate the investment performance of subadvisers; and implement procedures reasonably designed to ensure that the subadvisers comply with the Subsidiary’s investment objectives, policies and restrictions.

(d)  In performing the Services, the Investment Manager shall (i) act in conformity with the Subsidiary’s Limited Liability Company Agreement as well as the Parent Fund’s declaration of trust, bylaws and registration statement, as each may be amended from time to time, (ii) consult and coordinate with the Subsidiary, as necessary and appropriate, (iii) advise and report to the Subsidiary, as necessary or appropriate, with respect to any compliance matters that come to its attention, and (iv) comply (or cause the Subsidiary to comply, as applicable) with all applicable law and manage the Subsidiary so as to ensure that the operations of the Subsidiary and Parent Fund, taken as a whole, comply with all applicable law, including but not limited to the following, to the extent applicable, including but not limited to the 1940 Act, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”), the 1933 Act, and the provisions of the Code applicable to the Subsidiary to the extent it seeks to qualify as a regulated investment company.

(e)  In connection with its advisory Services, the Investment Manager shall allocate investment opportunities among its clients, including the Subsidiary, in a fair and equitable manner, consistent with its fiduciary obligations to clients. The Subsidiary recognizes that the Investment Manager and its affiliates may from time to time acquire information about issuers or securities that the Investment Manager may not share with, or act upon for the benefit of, the Subsidiary.

(f)  The Investment Manager agrees to vote proxies and to provide or withhold consents, or to provide such support as is required or requested by the Subsidiary Board in conjunction with voting proxies and providing or withholding consents, solicited by or with respect to the issuers of securities in which the Subsidiary’s assets may be invested from time to time, as directed by the Subsidiary Board from time to time.

(g)  The Investment Manager agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the management of the assets for the Subsidiary, including with respect to the acquisition or disposition of securities. The Investment Manager hereby agrees that all records that it maintains for the Subsidiary under this Agreement are the property of the Subsidiary and further agrees to surrender promptly to the Subsidiary any of such records upon request.

(h)  The Subsidiary agrees that it will furnish to the Investment Manager any information that the latter may reasonably request with respect to the Services.

(i)  In selecting broker-dealers for execution, the Investment Manager will seek to obtain best execution for securities transactions on behalf of the Subsidiary, except where otherwise directed by the Subsidiary Board. In selecting broker-dealers to execute transactions, the Investment Manager may consider not only available prices (including commissions or mark-up), but also other relevant factors such as, without limitation, the characteristics of the security being traded, the size and difficulty of the transaction, the execution, clearance and settlement capabilities as well as the reputation, reliability, and financial soundness of the broker-dealer selected, the broker-dealer’s risk in positioning a block of securities, the broker-dealer’s execution service rendered on a continuing basis and in other transactions, the broker-dealer’s expertise in particular markets, and the broker-dealer’s ability to provide research services. To the extent permitted by law, and consistent with its obligation to seek best execution, the Investment Manager may, except where otherwise directed by the Subsidiary Board, execute transactions or pay a broker-dealer a commission or markup in excess of that which another broker-dealer might have charged for executing a transaction, provided that the Investment Manager determines, in good faith, that the execution is appropriate or the commission or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Subsidiary and other clients for which it acts as investment adviser. The Investment Manager shall not consider the sale or promotion of shares of the Parent Fund, or other affiliated products, as a factor in the selection of broker dealers through which transactions are executed.

(j)  Except for willful misfeasance, bad faith or negligence on the part of the Investment Manager in the performance of its duties, or reckless disregard by the Investment Manager of its obligations and duties, under this Agreement, neither the Investment Manager nor any of its respective directors, officers, partners, principals, employees, subcontractors or agents shall be liable for any acts or omissions or for any loss suffered by the Subsidiary or its shareholders or creditors. To the extent permitted by applicable law, each of the Investment Manager and its respective directors, officers, partners, principals, employees and agents, shall be entitled to rely, and shall be protected from liability in reasonably relying, upon any information or instructions furnished to it (or any of them as individuals) by the Subsidiary or its agents which is believed in good faith to be accurate and reliable. The Subsidiary understands and acknowledges that the Investment Manager does not warrant any rate of return, market value or performance of any assets in the Subsidiary. Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Subsidiary may have under such laws or regulations.

2.   Compensation.

(a)  The Subsidiary agrees to pay to the Investment Manager, in full payment for its Services, a fee as set forth in Schedule A.

(b)  The fees payable hereunder shall be accrued daily (unless otherwise directed by the Subsidiary Board consistent with the prospectus and statement of additional information of the Parent Fund) and paid on a monthly basis and, in the event of the effectiveness or termination of this Agreement, in whole or in part with respect to the Subsidiary, during any month, the fees paid to the Investment Manager shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(c)  The fees payable hereunder shall be paid in cash by the Subsidiary to the Investment Manager within five (5) business days after the last day of each month. A “business day” shall be any day on which shares of the Parent Fund are available for purchase.

3.  Allocation of Expenses.

(a) The Investment Manager shall: (i) furnish at its expense such office space, supplies, facilities, equipment, clerical help and other personnel and services as are required to render the Services, and (ii) pay the compensation of the managers or officers of the Subsidiary who are directors, officers or employees of the Investment Manager (except to the extent the Subsidiary Board shall have specifically approved the payment by the Subsidiary of all or a portion of the compensation of one or more of the Subsidiary’s officer(s)).

(b) Except to the extent that such expenses are paid by the Investment Manager or its affiliates pursuant to a “unitary fee” or other arrangement, the Investment Manager shall not be responsible for paying (unless it has expressly assumed such responsibility), and shall be reimbursed promptly by the Subsidiary if it pays, any costs and expenses incidental to the organization, operations and business of the Subsidiary, including but not limited to:

(i)  Any fees payable to the Investment Manager for its Services under this Agreement;

(ii)  [Intentionally left blank];

(iii) [Intentionally left blank];

(iv) Any fees and charges for bookkeeping, accounting, financial reporting and tax information services provided to the Subsidiary by any person;

(v)  Any fees and charges for services of the Subsidiary’s independent auditors and for services provided to the Subsidiary by external legal counsel, including expenses of Fund litigation;

(vi) Any fees and charges of depositories, custodians, and other agencies for the safekeeping and servicing of its cash, securities, and other property;

(vii)  Any Fund taxes and fees and charges of any person other than the Investment Manager or its affiliates for preparation of the Subsidiary’s tax returns;

(viii) Any fees and expenses payable to federal, state, or other governmental agencies, domestic or foreign, for the maintenance of the Subsidiary’s legal existence, including the filing of any required reports, charter document amendments or other documents;

(ix)  Organizational expenses of the Subsidiary;

(x)  [Intentionally left blank];

(xi)  Expenses of maintaining qualification of the Subsidiary and the Subsidiary’s shares for sale under securities laws of applicable jurisdictions and of registration and qualification of the Subsidiary under all laws applicable to the Subsidiary or its business activities;

(xii)  Brokerage commissions and other transaction expenses in connection with the Subsidiary’s purchase and sale of assets;

(xiii)  Premium on any bond and other expenses of bond and insurance coverage required by law or deemed advisable by the Subsidiary Board;

(xiv)  Any fees of consultants employed by the Subsidiary, including the costs of pricing sources for the Subsidiaries portfolio securities;

(xv)  Any board member, officer and employee compensation and expenses, which include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, all expenses of meetings of the Subsidiary Board and committees, and all other compensation and benefits paid to or provided for Subsidiary Board members, officers and employees (including insurance), except the Subsidiary will not pay any compensation, fees or expenses of any person who is an officer or employee of the Investment Manager or its affiliates for services as a Subsidiary Board member, officer or agent of the Subsidiary (except to the extent the Subsidiary Board shall have specifically approved the payment by the Subsidiary of all or a portion of the expenses of the Subsidiary’s chief compliance officer or other officer(s));

(xvi)  Any expenses incidental to holding meetings of the Subsidiary Board or Subsidiary shareholders;

(xvii) Any expenses incurred in connection with lending portfolio securities of the Subsidiary;

(xviii) Any interest on indebtedness and any other costs of borrowing money incurred by the Subsidiary;

(xix)  Any fees, dues, and other expenses incurred by the Subsidiary in connection with membership of the Subsidiary in any trade association or other investment company organization;

(xx) Any other expenses payable by the Subsidiary pursuant to separate agreements of the Subsidiary; and

(xxi)  Any other expenses properly payable by the Subsidiary, as approved by the Subsidiary Board.

(c)  The Investment Manager agrees to pay all expenses it incurs in connection with the administrative Services, excluding any expenses contemplated to be borne by the Subsidiary pursuant to Section 5(b) of this Agreement. For avoidance of doubt, except to the extent expressly assumed by the Investment Manager, and except to the extent required by law to be paid or reimbursed by the Investment Manager, the Investment Manager shall have no duty to pay any Subsidiary operating expenses incurred in the organization, operation or business of the Subsidiary.

(d)  [Intentionally left blank.]

(e)  If, as a result of a change in applicable law, rules or regulations, or any change in the administrative Services provided as of the date hereof by any person other than the Investment Manager or its affiliates pursuant to any agreement or arrangement with the Subsidiary, the type or quantity of administrative Services necessary for or appropriate to the business and effective operation of the Subsidiary changes, the Investment Manager and the Subsidiary may agree that the Investment Manager shall provide or arrange for the provision of such additional administrative services for such fee as may be mutually agreed by the parties.

4.   Miscellaneous.

(a)  The Investment Manager shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement or otherwise, shall have no authority to act for or represent the Subsidiary.

(b)  The Subsidiary acknowledges that the Investment Manager and its affiliates may perform advisory Services for other clients, so long as the Investment Manager’s advisory Services to the Subsidiary are not impaired thereby. The Investment Manager and its affiliates may give advice or take action in the performance of duties to other clients that may differ from advice given, or the timing and nature of action taken, with respect to the Subsidiary, and the Investment Manager and its affiliates and their respective clients may trade and have positions in securities of issuers where the Subsidiary may own equivalent or related securities, and where action may or may not be taken or recommended for the Subsidiary. Nothing in this Agreement shall be deemed to impose upon the Investment Manager or any of its affiliates any obligation to purchase or sell, or recommend for purchase or sale for the Subsidiary, any security or any other property that the Investment Manager or any of its affiliates may purchase, sell or hold for its own account or the account of any other client.

(c)  The Subsidiary recognizes that the Investment Manager and its affiliates, pursuant to separate agreements, now render and may continue to render administrative Services to other funds and persons which may or may not have policies similar to those of the Subsidiary and that the Investment Manager provides administrative Services for its own investments and/or those of its affiliates. The Investment Manager shall be free to provide such administrative Services and the Subsidiary hereby consents thereto.

(d)  Neither this Agreement nor any transaction effected pursuant hereto shall be invalidated or in any way affected by the fact that Board members, officers, agents and/or shareholders of the Subsidiary are or may be interested in the Investment Manager or any successor or assignee thereof, as directors, officers, shareholders or otherwise; that directors, officers, shareholders or agents of the Investment Manager are or may be interested in the Subsidiary as Subsidiary Board members, officers, shareholders or otherwise; or that the Investment Manager or any successor or assignee is or may be interested in the Subsidiary as shareholder or otherwise; provided, however, that neither the Investment Manager, nor any officer, Subsidiary Board member or employee thereof or of the Subsidiary, shall knowingly sell to or buy from the Subsidiary any property or security other than shares issued by the Subsidiary, except in accordance with applicable regulations, SEC orders or published SEC staff guidance.

(e)  Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party’s principal place of business, or to such other address as either party may designate in writing mailed to the other in accordance with this Paragraph (e).

(f)  All information and advice furnished by the Investment Manager to the Subsidiary under this Agreement shall be confidential and shall not be disclosed to unaffiliated third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Subsidiary to the Investment Manager under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where necessary to effect transactions or provide other services to the Subsidiary, or where the Subsidiary requests or authorizes the Investment Manager to do so. The Investment Manager may share information with its affiliates in accordance with its privacy and other relevant policies in effect from time to time.

(g)  The Parent Fund is intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, no person other than the Subsidiary and the Investment Manager is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement, and there are no other third party beneficiaries of this Agreement other than the Parent Fund. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Subsidiary, Investment Manager or Parent Fund (including without limitation any shareholder of the Parent Fund) any direct, indirect, derivative, or other rights against the Investment Manager or the Subsidiary, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or the Subsidiary (including without limitation any fiduciary duty) to any person other than the Subsidiary, Investment Manager and Parent Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

(h)  This Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof. Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Agreement shall lie in the federal and state courts within the Commonwealth of Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over that party.

(i)  Notice is hereby given that this Agreement is executed on behalf of the Subsidiary by an officer or manager of the Subsidiary in his or her capacity as an officer or manager of the Subsidiary and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the managers, officers, or shareholders of the Subsidiary individually, but are binding only upon the assets and property of the Subsidiary.

(j)  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(k)  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

5.   Renewal and Termination.

(a)  This Agreement shall continue in effect for two years from the date of its execution, and from year to year thereafter, unless and until terminated by either party as hereinafter provided.

(b)  This Agreement may be terminated by either the Subsidiary or the Investment Manager at any time by giving the other party 60 days’ written notice of such intention to terminate, provided that any termination shall be made without the payment of any penalty, and provided further that termination may be effected either by the Subsidiary Board or by a vote of the majority of the outstanding voting securities of the Subsidiary.

(c)  This Agreement shall terminate in the event of its assignment, with the term “assignment” for this purpose having the same meaning as set forth in the 1940 Act, unless the SEC issues an order exempting such assignment from the provisions of the 1940 Act requiring such termination, in which case this Agreement shall remain in full force and effect, subject to the terms of such order. This Agreement shall terminate in the event the Investment Manager ceases to be the investment adviser of the Parent Fund.

(d)  Except as prohibited by applicable law, this Agreement may be amended with respect to the Subsidiary upon written agreement of the Investment Manager and the Subsidiary.

(e)  In the event that, in connection with a termination, a successor or successors to any of the duties or responsibilities of the Investment Manager hereunder is/are designated by the Subsidiary by written notice to the Investment Manager, upon such termination the Investment Manager shall promptly, and at the expense of the Subsidiary with respect to which this Agreement is terminated, transfer to each such successor all relevant books, records, and data established or maintained by the Investment Manager under this Agreement and shall cooperate in the transfer of such duties and responsibilities.

(f)  At such time as this Agreement or any extension, renewal or amendment hereof, or any similar agreement with any organization which shall have succeeded to the business of the Investment Manager, shall no longer be in effect, the Subsidiary will cease to use any name derived from the name of the Investment Manager or of any organization which shall have succeeded to the Investment Manager’s business as investment adviser.

IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of March 27, 2025

COLUMBIA CREDIT INCOME OPPORTUNITIES SUBSIDIARY FUND, LLC

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Senior Vice President and North America Head of Operations & Investor Services

SCHEDULE A

Fee Schedule

Annual rate “Asset Charge”(1)
1.25%

(1) When calculating the fee payable under this agreement, the annual rate is based on a percentage of the average daily net assets of the Subsidiary.